Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-146936 on Form S-4 of our reports dated August 28, 2007, relating to the financial statements and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of AmeriCredit Corp. for the year ended June 30, 2007, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

December 4, 2007